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                                   AGREEMENT


          THIS AGREEMENT (this "Agreement") is entered into as of July 25, 2001
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between AMERICAN BIOSCIENCE, INC., a California corporation ("ABI"), and
AMERICAN PHARMACEUTICAL PARTNERS, INC., a California corporation ("APP").


                                R E C I T A L S
                                - - - - - - - -


     A. ABI, APP and certain other parties entered into a Settlement Agreement and General Release dated as of February 5, 2001 (the "Settlement Agreement").

     B. ABI and APP desire to document their understandings and agreement regarding the allocation as between them of the remaining $29 million payment obligation of ABI and APP under Section 2.4 of the Settlement Agreement (the "Remaining Payment Obligation").

                                   AGREEMENT
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     NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1.   Agreement to Discharge. ABI hereby acknowledges and agrees as follows:
          ----------------------

          a. ABI shall timely pay and discharge, as and when due, the Remaining Payment Obligation.

          b. ABI hereby releases APP from any obligation or responsibility to pay or discharge the Remaining Payment Obligation.

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          c.   ABI shall indemnify and hold harmless APP from and against all liabilities, damages, fees, costs, and expenses that may be incurred by APP as a result of ABI's failure timely to pay and discharge the Remaining Payment Obligation.

          d. No more than 30 days before each date on which an installment of a Remaining Payment Obligation is due, ABI shall set aside funds equal to the amount of such installment with a financial institution or escrow agent selected by APP pursuant to such arrangement as APP may reasonably request to ensure that such funds will be available for payment, and will be paid, on or before the applicable installment date.

          e. If, after the effective date of the initial public offering of APP's common stock that is registered un the Securities Act of 1933, as amended ("APP IPO"), ABI fails timely to pay and discharge in full any installment of the Remaining Payment Obligation and APP pays such installment of the Remaining Payment Obligation, then, without limiting any other rights and remedies of APP under this Agreement or applicable law, ABI shall surrender shares of APP common stock having a fair market value equal to 120% of the unpaid installment. Such surrender shall be made within three business days following written request of APP. For purposes of this subsection (e), "fair market value" of APP common stock shall mean (i) if such common stock is traded on a national securities exchange (including the NASDAQ National Market), the average reported closing prices for the five days preceding the written notice by APP or (ii) if such common stock is not traded on a national securities exchange (including the NASDAQ National Market), the fair market value as determined by the board of directors of APP (excluding the vote of any director who is then an officer or director of ABI).

          f. If the APP IPO occurs, ABI shall, to the extent permitted by APP's underwriters in the APP IPO and in a manner consistent with any contractual or legal restrictions applicable to ABI, use its reasonable best efforts to sell shares of APP common stock sufficient to satisfy the unpaid Remaining Payment Obligation and to set aside such funds to ensure their availability for payment of the unpaid Remaining Payment Obligation.

     4.   Governing Law.  This Agreement shall be governed by and construed and
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enforced in accordance with the internal substantive laws (and not the laws of conflicts) of the State of California.

     5.   Entire Agreement.  This Agreement constitutes the whole agreement of
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the parties hereto in reference to any of the matters or things herein provided for or hereinabove discussed all prior agreements, promises, representations and understandings relative thereto being herein merged.

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     6.   Amendments; Waivers.  This Agreement may be amended, modified,
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superseded, canceled, renewed or extended and the terms or covenants of this
Agreement may be waived only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

     7.   Severability.  Any provision of this Agreement that is prohibited or
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unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     8.   Headings.  The headings of the Sections and paragraphs of this
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Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

     9.   Attorneys' Fees.  If either party to this Agreement seeks to enforce
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his or its rights under this Agreement, the prevailing party shall be entitled to recover reasonable fees, costs and expenses incurred in connection therewith including, without limitation, the fees, costs and expenses of attorneys, accountants and experts, whether or not litigation is instituted, and including such fees, costs and expenses of appeals.

     10.  Arbitration.  At the option of any party hereto, any and all disputes
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or controversies, whether of law or fact and of any nature whatsoever arising from or respecting this Agreement, shall be decided by binding arbitration in accordance with Title 9 of the United States Code and the Commercial Arbitration Rules of the American Arbitration Association (the "Association"). If the
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parties are unable to agree upon a single arbitrator, the arbitrator shall be a single, independent arbitrator selected by the Association. Arbitration shall take place at Los Angeles, California, or any other location mutually agreeable to the parties. The decision of the arbitrator shall be final and binding upon all parties hereto and all persons claiming under and through them and judgment thereon may be entered by any court of competent jurisdiction. The fees and expenses of the arbitrator shall be paid equally by the parties to such arbitration.

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       IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.


                              AMERCIAN BIOSCIENCE, INC.


                              By:  /s/ Patrick Soon-Shiong, M.D.
                                 -----------------------------------

                              Its: President
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                              AMERICAN PHARMACEUTICAL PARTNERS, INC.



                              By:  /s/ Jeffery M. Yordon
                                 -----------------------------------

                              Its: Co-Chief Operating Officer
                                  ----------------------------------

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